Exhibit 4.10
Lease Contract

The leaseholder CJ Internet Co., Ltd.,(hereinafter referred to as “A”) and the lessee, Webzen Inc., (hereinafter referred to as “B”) hereby enter into a lease contract as follows regarding the subject property listed in Article 1.

Article 1 (List of Subject Property)
①	Location: 13F, 14F of the Daerung Post Tower 2nd, 182-13 Guro-dong, Guro-gu, Seoul, Korea
②	Property Subject to Lease: Above ground floors 13 and 14 of the building located at the aforementioned address.

Floor	Area for Lease	Note
13 F	4319.93㎡ (1306.78 pyeong)	Including common space
14 F	1295.98㎡ (392.23 pyeong)	Including common space
Total	5615.91㎡ (1699.01 pyeong)	Including common space

Article 2 (Term of Lease)
The term of the lease begins upon the date of this contract and will be effective for 2 years. The move-in date is December 19, 2009.

Article 3 (Extension and Alterations to the Lease Contract)
“A” and “B” are to confer upon the terms of the contract and whether to extend the lease contract before the contract expires. When renewing the contract, “A” can adjust the lease deposit and rent taking into account of the prices of surrounding areas.

Article 4 (Limitations of Usage)
“B” shall rent and utilize the aforementioned property for office space and cannot use the property for other purposes without the prior written consent of “A”.

Article 5 (Lease Deposit)
①
The lease deposit is six hundred forty five million four hundred eleven thousand KRW (₩645,411,000/VAT not included) and “B” pays “A” the lease deposit in cash before the move-in date, in accordance with the following schedule.

(VAT not included)
Lease Deposit	Amount	Date of Payment
Down Payment	64,541,100 KRW	Date of Contract
Remainder	580,869,900 KRW	Move-in Date

②	Upon payment of the remainder, “A” and “B” must cooperate with all actions regarding the setting of mortgage rights on the deposit (first priority security rights required).
③
If the contract is terminated due to circumstances for which “A” is responsible after the payment of the down payment (advance) and before payment of the remainder and transfer of the subject property, “A” shall pay “B” twice the amount of the down payment (advance) and if the contract is terminated during the same period due to circumstances for which “B” is responsible, “A” will acquire the ownership of the down payment (deposit).

Article 6 (Rent)
①	“B” must pay “A” sixty four million five hundred forty one thousand one hundred KRW (₩64,541,100/VAT not included) in rent before the end of each month.
②
Rent will be calculated starting on the day that “B” moves in, and for months during which rent does not begin on the first day of the month or does not end on the last day of the month, such as the month of entering into this contact or the month during which this contract is terminated or cancelled, the rent will be calculated per day.

③
“B” cannot demand that “A” appropriate part of the lease deposit as monthly rent. However, this does not limit the rights of “A” to appropriate part of or the entirety of the lease deposit as rent in the case that “B” does not fulfill the responsibilities stipulated in section 1.

Article 7 (Interior Usage Fee)
①	The yearly interior usage fee is thirty nine million KRW (₩39,000,000/VAT not included).
②
“B must pay the interior usage fee twice during the term of the contract. The first payment must be made within 12 months of moving in, and the second within 12 months from the date of the first payment.

Article 8 (Utilities)
①	During the time “B” uses the property, “B” is responsible for all of the utilities such as electricity, city gas, water, and service costs (personnel expenses).
②	“B” pays the utilities into the account designated by the maintenance office by the 10th of the following month.
③	The first utility payment is calculated starting on the day “B” moves in.

Article 9 (Late Fee)
If “B” is late in paying the amounts stipulated in articles 5, 6, and 7, “B” must pay additional late fee calculated by applying a yearly interest rate of 12% till the actual payment date.

Article 10 (Cancellation of Contract)
When “B” falls under any one of the following items, “A” can cancel the contract without any notice.
1.
When “B” defaults on payment of the rent, and utilities stipulated by this contract for 2 months or longer, or when “B” does not pay the interior usage fee within 2 months from the designated date of payment.

2.
When “B” goes into bankruptcy, becomes insolvent or enters into a transfer of property or settlement contract for the purpose of repaying a creditor, or when “B” requests for the initiation of liquidation process, turnaround process, corporate reorganization, or workout etc., of “B” are filed.

Article 11 (Change of Structure or Adding of Equipment inside the Subject Property)
When “B” wishes to pay for and install additional facilities required for its operation, before or after moving into the subject property, “B” must receive approval from “A”.

Article 12 (Repairs)
“B” is responsible for usual repair expenses for the leased property such as costs of repairing broken glass, exchanging fluorescent lights, or replacing damaged auxiliary facilities.

Article 13 (Management of the Subject Property)
①	When “A”, due to circumstances that cannot be avoided, intends to limit the operations and use of the facilities, for example by cutting off the water or electricity, “B” must be notified in advance.
②
“B” must exercise the duty of care in managing the subject property, and from the time that “A” allows “B” to use the property, responsibility for the safety management of the property of “B” (including parked cars in the parking lot) is assigned to “B”.

③	When “B” or its employee damages part or all of the property intentionally or due to negligence, “B” must return the property to its original state or make compensation for the damages.

Article 14 (Transfer of Rights, Subleasing)
①
“B” cannot transfer its rights or sublease the leased property without the consent of “A”. However, this does not apply to cases in which “B” subleases part of the subject property to its related companies.

②	The related companies referred to in the previous section refer to companies that possess 20% or more of the shares of “B” or companies of which “B” possesses 20% or more of their shares.

③	When “B” violates the previous sections, “A” can terminate this contract.

Article 15 (Return of the Lease Deposit)
①
Upon expiration of the term of this lease contract, the obligation of “A” to return the lease deposit and the obligation of “B” to return the subject property to its original state and transfer it to “A” are to be fulfilled simultaneously.

②
When “B” delays transferring the property after receiving the lease deposit back, “B” must pay the amount equivalent to the rent for the period after receiving the deposit and make compensation for other damages.

③	When there are unpaid amounts of rent, interior usage fee, utilities, and other payments remaining that “B” must make, “A” can deduct such amounts from the deposit when returning it.

Article 16 (Compensation)
When damages are incurred upon a party by defaults on obligations or illegal actions for which a party is responsible, the responsible party must compensate the other party for damages.

Article 17 (Obligation of Transfer)
①
Upon expiration of the term of this contract or termination of this contract, “B” must immediately remove its property and assets from the subject property and transfer the subject property to “A” in its original state, as it was before leasing.

②	When this contract expires or is terminated, “B” cannot assert ownership or demand facility fees, amelioration expenses, or premiums from “A”.

Article 18 (Prohibitions)
“B” is prohibited from the following actions
1.
Actions that cause discomfort to the public or harm the aesthetic value. For example, leaving objects that can obstruct the hallway or other public facilities or installing or displaying billboard (sun coating included) or advertisements.

2.
Bringing in or storing explosives, dangerous objects, or other objects that are harmful to the human body and cause discomfort to people or that may damage property within the leased property or other areas.

3.	Noisy acts, usage of musical instruments, having pets other than fish in fish tanks, and actions that cause discomfort and revulsion or inconvenience to other people.
4.	Using the leased property for residential purposes or using the property for purposes other than those stipulated by this contract.
5.	Discarding or leaving trash, in areas other than those designated by “A” or the maintenance office.

6.	Monopolizing shared facilities.
7.	Bringing in food for the purpose of cooking.

Article 19 (Entrance and Inspection of Leased Property)
In cases of emergency, where there is no time to get consent from “B”, or when it is urgent and cannot be avoided in terms of managing the building, “A” or its employees may enter the leased property without prior notification and take the necessary measures for the purposes of preventing crime, fire or accident.

Article 20 (Ownership Transfer of Furniture and Others)
In addition to the lease contract, “A” transfers ownership of the furniture and equipment listed in the attachment and located within the leased property to “B” and “B” pays “A” the cost of such ownership to “A” on the move-in date. A separate agreement is to be drafted regarding the transfer of ownership and the price.

Article 21 (Special Contract Items)
①	“B” does not acquire the rights to use the fitness facilities on the 5th floor of the building from “A”.
②
Whether the part-time workers and manager of the café on the 14th floor are to be succeeded will to “B” be decided through an agreement between “A” and “B” not later than 3 months before “B” is to move in.

③	“B” will be allowed to park a total of 65 vehicles regarding the usage of the leased property.

Article 22 (Other)
①	Items not stipulated in this contract will be resolved by agreement between “A” and “B” in accordance with general laws and commercial practices.
②	When conflicts arise with regards to this contract, the Seoul Central District Court will be the court of jurisdiction.

For the purpose of proof, 2 copies of this lease contract are to be drafted, signed, and sealed, and “A” and “B” shall each keep a copy.

December 18, 2009

Leaseholder (A) 182-13 Guro-dong, Guro-gu, Seoul
   14F, Daerung Post Tower 2nd
   CJ INTERNET CO., LTD.
   Representative Director Jung, Young Jong

Lessee (B)        467-6, Dogok-dong, Gangnam-gu, Seoul
   8F Daerim Acrotel
   WEBZEN Inc.
   Representative Director Kim, Chang Keun